Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

 THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
VITESSE SEMICONDUCTOR CORPORATION

(Pursuant to Section 242)

The undersigned does hereby certify as follows on behalf of Vitesse Semiconductor Corporation, a corporation organized and existing under the General Corporation Law of Delaware (the “Corporation”), for the purpose of amending its Amended and Restated Certificate of Incorporation:

1.        The name of the Corporation is Vitesse Semiconductor Corporation.

2.        The Corporation filed its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on or about March 6, 2000.

3.        Article 4 of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows (the “Amendment”):

“This Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock (“Preferred”) and Common Stock (“Common”). The total number of shares of Preferred this Corporation shall have authority to issue shall be 10,000,000, $0.01 par value, and the total number of Common this Corporation shall have authority to issue shall be 5,000,000,000, $0.01 par value.

The Preferred may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred and, to fix the number of shares of any series of Preferred and the designation of any such series of Preferred. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.”

4.        Except as expressly amended by this Amendment, the provisions of the Corporation’s Amended and Restated Certificate of Incorporation shall remain in full force and effect.

5.        The Corporation’s Board of Directors duly adopted resolutions approving the Amendment in accordance with Section 242 of the Delaware General Corporation Law, declaring the Amendment to be advisable and calling a Special Meeting of Stockholders for the approval of the Amendment.

6.        The Amendment was duly adopted and approved at a Special Meeting of Stockholders by an affirmative vote of more than a majority of holders of shares of the Corporation’s common stock entitled to vote in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by the undersigned this 7th day of January, 2010.

By:	/s/ CHRISTOPHER R. GARDNER
Christopher R. Gardner
Chief Executive Officer